UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

Federal Home Loan Mortgage Corporation

(Exact name of registrant as specified in its charter)

Freddie Mac

Federally chartered corporation	001-34139	52-0904874
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Jones Branch Drive McLean, Virginia	22102-3110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 903-2000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2013, Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation), issued a press release announcing that Richard C. Hartnack has been elected to Freddie Mac’s Board of Directors (the Board), effective as of that date. Hartnack will serve on the Audit Committee and the Nominating and Governance Committee of the Board.

A copy of this press release is filed as Exhibit 99.1 to this Report on Form 8-K and incorporated herein by reference.

Hartnack, age 67, is a seasoned industry executive with proven leadership experience and has a detailed knowledge of underwriting, servicing and technology.

Until his retirement in February 2013, Hartnack worked at U.S. Bancorp as the vice chairman and head of consumer and small business banking. Hartnack was responsible for management of more than 3,000 U.S. Bank, N.A. (U.S. Bank) branches in 25 states delivering services to more than eight million clients. U.S. Bank is a wholly owned subsidiary of U.S. Bancorp. Prior to joining U.S. Bancorp in 2005, Hartnack served as vice chairman, director and head of the community banking group at Union Bank of California, N.A. since 1991. Previously, he was executive vice president at First Chicago Corporation (a predecessor to JPMorgan Chase & Co.) where he was responsible for community banking. Earlier, he was in charge of corporate banking at First Interstate Bank of Oregon, where he began his banking career in 1971.

Hartnack is a past director of the Federal Reserve Bank of San Francisco, MasterCard International (US Region), Union BanCalCorporation and U.S. Bank. He also previously served as chairman of the California Bankers Association, Bank Administration Institute and the Los Angeles Urban League.

Hartnack will receive compensation as a non-executive director of Freddie Mac as described in the Report on Form 8-K filed by Freddie Mac on December 23, 2008 and the Board Compensation Schedule attached as Exhibit 10.1 thereto, which Exhibit is incorporated herein by reference.

Freddie Mac will enter into an indemnification agreement with Hartnack, effective as of the date of his election to the Board. A copy of the form of indemnification agreement is attached as Exhibit 10.2 to Freddie Mac’s Report on Form 8-K filed on December 23, 2008 and is incorporated herein by reference. For a description of this indemnification agreement, see Freddie Mac’s Form 10-K filed on February 28, 2013.

Hartnack has a significant equity interest in U.S. Bancorp (approximately one third to one half of his net worth). He also receives a pension from U.S. Bancorp in connection with his retirement in February 2013. The amount of Hartnack’s pension is fixed and does not depend in any way on U.S. Bancorp’s revenues or profits.

U.S. Bank was Freddie Mac’s second largest single family mortgage seller as of the end of 2012, having sold $51.6 billion of unpaid principal balance (UPB), or 12% of the year’s total UPB purchased. U.S. Bank was Freddie Mac’s third largest servicer as of the end of 2012, servicing $139.5 billion, or 8.7% of total single family UPB being serviced. In addition, Freddie Mac purchased $27.3 million of multi-family UPB from U.S. Bank in 2012, and at the end of 2012, U.S. Bank was servicing $88.1 million of multi-family UPB, compared to Freddie Mac’s total multi-family purchases in 2012 of $28.8 billion and total multifamily UPB at the end of 2012 of $90.6 billion (not including K Certificates and Housing Finance Agency initiative transactions).

For the three months ended March 31, 2013, U.S. Bank was Freddie Mac’s third largest single family mortgage seller, having sold $13.3 billion of UPB, or 10.1% of the quarter’s total UPB purchased. U.S. Bank was Freddie Mac’s third largest servicer as of March 31, 2013, servicing $142.0 billion, or 8.8% of total single family UPB being serviced. Freddie Mac did not purchase any multi-family mortgages from U.S. Bank in the three months ended March 31, 2013, and at the end of the first quarter of 2013, U.S. Bank was servicing $81.0 million of multi-family UPB, compared to Freddie Mac’s total multi-family purchases in the first quarter of 2013 of $6.0 billion and total multifamily UPB at the end of the first quarter of 2013 of $87.6 billion (not including K Certificates and Housing Finance Agency initiative transactions).

In order to avoid potential conflicts of interest that might arise as a result of Hartnack’s significant equity interest in and pension from U.S. Bancorp, Hartnack has agreed to recuse himself from decisions directly affecting U.S. Bancorp that may be considered by Freddie Mac’s board of directors or its committees.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is being filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

99.1	Press Release, dated May 20, 2013, issued by Freddie Mac

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ Donald H. Layton
Donald H. Layton
Chief Executive Officer

Date: May 20, 2013

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release, dated May 20, 2013, issued by Freddie Mac